ADDvantage Technologies Group, Inc.
Completes 1-for-10 Reverse Stock Split as Part of Nasdaq Compliance Plan

Carrollton, Texas, November 16, 2023 – ADDvantage Technologies Group, Inc. (NASDAQ: AEY) (“ADDvantage Technologies” or the “Company”) today announced that On November 16, 2023, ADDvantage Technologies Group, Inc (the “Company”) effected a one-for-10 (1:10) reverse stock split of all issued and outstanding shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) effective as of 12:01 a.m. Eastern Time on November 16, 2023 (the “Reverse Stock Split”), vide a Certificate of Amendment to the Certificate of Incorporation of ADDvantage Technologies Group, Inc (the “Certificate of Amendment”) filed with the Secretary of State of Oklahoma on November 16, 2023, and deemed effective on November 16, 2023 at 12:01 a.m. Eastern Time. The Reverse Stock Split was intended to bring the Company into compliance with the $1.00 minimum bid price requirement for continued listing on the NASDAQ Capital Market, as required by Nasdaq Listing Rule 5550(a)(2).

As previously disclosed, at the Company’s Annual Meeting of Stockholders held on September 22, 2023 (the “Annual Meeting”), the Company’ stockholders approved of a proposal (the “Proposal”) authorizing an amendment to the Company’s Certificate of Incorporation, if necessary, to effect a reverse stock split of all issued and outstanding shares of the Common Stock at an exchange ratio ranging from one-for-ten (1:10) to one-for-two (1:2), with such reverse stock split to be effected at an exchange ratio and at such a date and time, if at all, as determined by the Chief Executive Officer of the Company (the “CEO”) in its sole discretion.

As a result of the Reverse Stock Split, every ten (10) shares of issued and outstanding Common Stock were combined into one (1) validly issued, fully paid and non-assessable share of Common Stock. The Reverse Stock Split uniformly affected all issued and outstanding shares of Common Stock and did not alter any stockholder's percentage ownership interest in the Company, except to the extent that the Reverse Stock Split resulted in the fractional interests. No fractional shares will be or have been issued in connection with the Reverse Stock Split. Stockholders who otherwise would have been entitled to receive fractional shares of Common Stock will receive an amount in cash (without interest or deduction) equal to the fraction of one share to which such stockholder would otherwise be entitled multiplied by $2.60, representing the closing price of Common Stock on the Nasdaq Stock Market on the first business day immediately preceding the effective date of the Reverse Stock Split and the inverse of the Reverse Stock Split ratio. Proportional adjustments have also been made to the Company’s outstanding warrants, stock options, and convertible securities, as well as to the reserves shares to reflect the Reverse Stock Split, in each case, in accordance with the terms thereof.

The Reverse Stock Split has reduced the number of shares of Common Stock issued and outstanding from the earlier 14,947,078 to 1,494,707 shares of Common Stock. The number of authorized shares of Common Stock have not been changed by the Reverse Stock Split.

The Company’s transfer agent, Continental Stock Transfer and Trust Company (“Continental”) has acted as the exchange agent for the reverse stock split. Instructions regarding the exchange of stock certificates, as applicable, are being provided to stockholders of record by Continental. Stockholders who hold their shares in brokerage accounts or “street name” are not required to take any action to effect the exchange of their shares.

The Common Stock started trading on a split-adjusted basis on the NASDAQ Capital Market at the market open on November 16, 2023. The trading symbol for the Common Stock will remain “AEY.” Following the Reverse Stock Split, the CUSIP for the Company’s Common Stock is 006743 405.

About ADDvantage Technologies Group, Inc.
ADDvantage Technologies Group, Inc. (Nasdaq: AEY) is a communications infrastructure services and equipment provider operating a diversified group of companies through its Wireless Infrastructure Services and Telecommunications segments. Through its Wireless segment, Fulton Technologies provides turn-key wireless infrastructure services including the installation, modification and upgrading of equipment on communication towers and small cell sites for wireless carriers, national integrators, tower owners and major equipment manufacturers. Through its Telecommunications segment, Nave Communications and Triton Datacom sell equipment and hardware used to acquire, distribute, and protect the communications signals carried on fiber optic, coaxial cable and wireless distribution systems. The Telecommunications segment also offers repair services focused on telecommunication equipment and recycling surplus and related obsolete telecommunications equipment.

ADDvantage operates through its subsidiaries, Fulton Technologies, Nave Communications, and Triton Datacom. For more information, please visit the corporate website at www.addvantagetechnologies.com.

Forward-Looking Statements.
This Current Report on Form 8-K includes forward-looking statements. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “intends”, “expects,” “may”, “will”, and “would”, or the negative of such terms, or other comparable terminology, and include statements about the Reverse Stock Split and the impact, if any, of the Reverse Stock Split on the Company and the trading price of the Common Stock. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, which could cause actual results to differ materially from the forward-looking statements contained herein due to many factors. These forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this Current Report on Form 8-K, and the Company expressly disclaims any obligation or undertaking to update or revise any forward-looking statement contained herein, or to reflect any change in our expectations with regard thereto or any other change in events, conditions or circumstances on which any such statement is based, except to the extent otherwise required by applicable law.